                      BRIGHTHOUSE LIFE INSURANCE COMPANY
                             Wilmington, DE 19801

        GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER WITH DEATH BENEFIT
                      AND GUARANTEED PRINCIPAL ADJUSTMENT

This Rider is a part of the Contract to which it is attached and is effective as of the Rider Issue Date specified on the Rider Schedule. In the case of a conflict with any provision of the Contract (including but not limited to the Enhanced Dollar Cost Averaging ("EDCA") Rider), the provisions of this Rider will control. This Rider's provisions will remain part of the Contract until terminated in accordance with the Termination of Rider provision.

For purposes of this Rider, "you/your" refers to the Owner of the Contract, or to the oldest Joint Owner, or to the Annuitant if the Owner is a non-natural person. "You" also refers to the surviving spouse after continuation if continued under this Rider's Spousal Continuation provision.

THE PURPOSE OF THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT WITH DEATH BENEFIT PROVIDED UNDER THE CONTRACT IS TO PROVIDE SECURITY THROUGH A STREAM OF INCOME PAYMENTS TO YOU. THE PURPOSE OF THE GUARANTEED PRINCIPAL ADJUSTMENT PROVIDED UNDER THE CONTRACT IS TO PROVIDE SECURITY THROUGH A MINIMUM ACCOUNT VALUE UPON CANCELLATION, SUBJECT TO THE ADJUSTMENTS AND CONDITIONS DESCRIBED (SEE CANCELLATION PROVISION). THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT WITH DEATH BENEFIT WILL TERMINATE UPON ASSIGNMENT OR A CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE TERMINATION.

This Rider amends the Contract as follows:

                GUARANTEED LIFETIME WITHDRAWAL BENEFIT ("GLWB")

This Rider guarantees that you will receive guaranteed lifetime income from the Contract in an amount equal to the Annual Benefit Payment (see the Annual Benefit Payment provision) each year, as described in the Effect of the Account Value Reducing to Zero provision. You will not receive guaranteed lifetime income if your Account Value is reduced to zero due to a withdrawal prior to the Lifetime Withdrawal Age specified on the Rider Schedule or due to an Excess Withdrawal (see the Benefit Base provision).

Under this Rider, your Purchase Payment allocation and all transfers and reallocations of your Account Value must meet the allocation requirements applicable to the Subaccounts or any other accounts included by rider as set forth in the Allocations and Transfers provision and the Rebalancing provision specified on the Rider Schedule.

                 RESTRICTIONS ON SUBSEQUENT PURCHASE PAYMENTS

We may reject subsequent Purchase Payments by sending advance written notice to you if any of the changes occur as described in the Restrictions on Subsequent Purchase Payments provision on the Rider Schedule.

Restrictions on subsequent Purchase Payments will remain in effect until this Rider is terminated unless the Company provides advance written notice to you otherwise.

                                 BENEFIT BASE

The Benefit Base is the amount that we use to determine your Annual Benefit Payment and is also the amount to which the Rider Fee Rate, specified on the Rider Schedule, is applied. THE BENEFIT BASE CANNOT BE WITHDRAWN IN A LUMP SUM OR PAID AS A DEATH BENEFIT, AND IS NOT AN AMOUNT THAT IS GUARANTEED TO BE RETURNED TO YOU.

As of the Rider Issue Date the Initial Benefit Base is equal to the initial Purchase Payment. The Benefit Base will be increased by the amount of each Purchase Payment made.

EFFECT OF WITHDRAWALS
Withdrawal Charges, and any other charges or adjustments added by rider, may apply if any withdrawals exceed the Free Withdrawal Amount, as shown on the Contract Schedule.

Withdrawals prior to the Lifetime Withdrawal Age:
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Any withdrawal that occurs prior to the Lifetime Withdrawal Age, specified on the Rider Schedule, will decrease the Benefit Base in the same proportion as the amount of the withdrawal (including Withdrawal Charges, if any) divided by the Account Value prior to the withdrawal (referred to as a "Proportional Adjustment").

For example, if the Benefit Base is $120,000, the Account Value is $100,000 and you withdraw $10,000 (including any Withdrawal Charge), then your Benefit Base is decreased by $12,000 to $108,000 [$120,000 x ($10,000/$100,000) = $12,000].

Withdrawals after the Lifetime Withdrawal Age:
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Any withdrawal that occurs after the Lifetime Withdrawal Age is either a Non-Excess Withdrawal or an Excess Withdrawal.

A "Non-Excess Withdrawal" is a withdrawal that does not exceed, or cause the cumulative withdrawals for the current Contract Year to exceed, the Annual Benefit Payment. Non-Excess Withdrawals do not reduce the Benefit Base.

An "Excess Withdrawal" is a withdrawal that causes the cumulative withdrawals for the current Contract Year to exceed the Annual Benefit Payment. An Excess Withdrawal and any subsequent withdrawals that occur in that Contract Year trigger a Proportional Adjustment to the Benefit Base. AN EXCESS WITHDRAWAL COULD REDUCE THE BENEFIT BASE BY MORE THAN THE DOLLAR AMOUNT OF THE EXCESS WITHDRAWAL. Upon request, we will notify you of the maximum amount that may be withdrawn without triggering a Proportional Adjustment to the Benefit Base. Withdrawal requests in excess of that maximum amount would result in a Proportional Adjustment to the Benefit Base

EFFECT OF THE ROLLUP RATE
On each Contract Anniversary, on or before the Rollup Rate Period End Date, specified on the Rider Schedule, if no withdrawals occurred in the previous Contract Year, the Benefit Base will be increased by an amount equal to the Rollup Rate, specified on the Rider Schedule, multiplied by the Benefit Base before such increase.

On each Contract Anniversary, on or before the Rollup Rate Period End Date if a withdrawal occurred in the previous Contract Year, the Benefit Base will not be increased by the Rollup Rate.

The Benefit Base may also increase due to an Automatic Step-Up (as described in the Automatic Step-Up provision). The Rollup Rate, if applicable, is applied before deducting any Rider Charge and before taking into account any Automatic Step-Up occurring on such Contract Anniversary.

The Benefit Base will not be increased by the Rollup Rate after the Rollup Rate Period End Date.

                               AUTOMATIC STEP-UP

On each Automatic Step-Up Date, specified on the Rider Schedule, an Automatic Step-Up will occur provided that (a) the Account Value on that date exceeds the Benefit Base immediately before the Automatic Step-Up Date and (b) your Attained Age does not exceed the Maximum Automatic Step-Up Age, specified on the Rider Schedule.

An Automatic Step-Up:
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    (a)Will increase the Benefit Base to the Account Value, after applying the Rollup Rate (if applicable) and after deducting any Rider Charge but prior to processing any transactions, on the date of the Automatic Step-Up;

    (b)Will increase the Annual Benefit Payment to equal the Withdrawal Rate multiplied by the Benefit Base after the Automatic Step-Up; and

    (c)May increase the Rider Fee Rate if we declare a new Rider Fee Rate. The new Rider Fee Rate will not exceed the Maximum Rider Fee Rate, specified on the Rider Schedule, and will not exceed the Rider Fee Rate currently applicable to the same Rider with the same benefits, if available, for new contract purchases at the time of Automatic Step-Up. If the Rider Fee Rate currently applicable to such Automatic Step-Up is less than or equal to your Rider Fee Rate, your Rider Fee Rate will not change.

       In the event that the declared Rider Fee Rate on an Automatic Step-Up is higher than your current Rider Fee Rate, your Rider Fee Rate will increase upon the next Automatic Step-Up that takes effect. You will be provided a minimum of 30-days advance notice of the applicable Automatic Step-Up Date and will be informed that you may elect to decline the Automatic Step-Up and related increased Rider Fee Rate. If you elect to decline the Automatic Step-Up, you must provide Notice prior to the applicable Automatic Step-Up Date. Once you notify us of your decision to decline the Automatic Step-Up, you will no longer be eligible for future Automatic Step-Ups until you

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       provide Notice that you request to reinstate Automatic Step-Ups. This reinstatement will take effect at the next Automatic Step-Up Date.

                            ANNUAL BENEFIT PAYMENT

After the Lifetime Withdrawal Age, the Annual Benefit Payment is the maximum amount that may be withdrawn in the current Contract Year without triggering a Proportional Adjustment to the Benefit Base. Your Annual Benefit Payment equals the applicable Withdrawal Rate, specified on the Rider Schedule, multiplied by the Benefit Base. Each time a withdrawal is made, we decrease the Annual Benefit Payment by such withdrawal and the remaining amount is referred to as the "Remaining Annual Benefit Payment." Any Remaining Annual Benefit Payment not withdrawn in a Contract Year is not available in later Contract Years.

Your first withdrawal after the Lifetime Withdrawal Age determines your Withdrawal Rate. The Withdrawal Rate will not change once determined.

Prior to the Lifetime Withdrawal Age, there is no Annual Benefit Payment.

Each time the Benefit Base changes, the Annual Benefit Payment will be recalculated to equal the applicable Withdrawal Rate multiplied by the new Benefit Base.

If the Benefit Base is increased due to making a subsequent Purchase Payment, causing the Annual Benefit Payment to increase, the Remaining Annual Benefit Payment will also increase by the same amount the Annual Benefit Payment is increased.

On each Contract Anniversary, the Annual Benefit Payment is recalculated after the Rollup Rate (if applicable) is applied and any Automatic Step-Ups take effect and before any other transactions are processed.

If your Contract is a Qualified Distribution Program (see the Qualified Distribution Program provision), your Annual Benefit Payment will be set to equal your Required Minimum Distribution Amount for that Contract Year, if greater than the Annual Benefit Payment calculated as described in this provision.

If you are enrolled in both the Automated Required Minimum Distribution Service and the Systematic Withdrawal programs (see the Automated Required Minimum Distribution Service Amount and Systematic Withdrawal Amount provisions), and you do not take additional withdrawals outside of these programs and your Remaining Annual Benefit Payment for that Contract Year is equal to zero, we will increase your Annual Benefit Payment by the amount of the withdrawals that remain to be taken under these programs in that Contract Year.

If your Account Value is reduced to zero and lifetime payments are to begin as described in the Effect of the Account Value Reducing to Zero provision, the Annual Benefit Payment will equal the applicable Lifetime Guarantee Rate, specified on the Rider Schedule, multiplied by the Benefit Base.

                        QUALIFIED DISTRIBUTION PROGRAM

For purposes of this Rider, your Contract shall be a Qualified Distribution Program if the Contract is subject to the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or is owned by an individual retirement account that meets the requirements of Section 408(a) of the Code or by any other plan where the account on the plan is subject to the requirements of Section 401(a)(9) of the Code and the regulations thereunder.

                     REQUIRED MINIMUM DISTRIBUTION AMOUNT

The Required Minimum Distribution Amount is the greater of the previous and current calendar year's required minimum distribution amounts for the Qualified Distribution Program and calculated by us under Section 401(a)(9) of the Code and the regulations thereunder. The Required Minimum Distribution Amount relates solely to the Contract and without regard to required minimum distributions for any other funding vehicle or the amount determined by our automated required minimum distribution service.

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            AUTOMATED REQUIRED MINIMUM DISTRIBUTION SERVICE AMOUNT

The Automated Required Minimum Distribution Service Amount is the amount withdrawn from your Contract automatically during the current Contract Year when you enroll in our automated required minimum distribution service to satisfy the required minimum distribution rules under Section 401(a)(9) of the Code and the regulations thereunder. Our automated required minimum distribution service is based on information relating to the Contract only. We ignore all other account balances from other funding vehicles.

                         SYSTEMATIC WITHDRAWAL AMOUNT

The Systematic Withdrawal Amount is the amount withdrawn during the Contract Year under a Company-sponsored optional systematic withdrawal program, if any, where total withdrawals under the Company-sponsored optional systematic withdrawal program in the Contract Year do not exceed an amount equal to the Annual Benefit Payment.

                 EFFECT OF THE ACCOUNT VALUE REDUCING TO ZERO

If your Account Value is reduced to zero after the Lifetime Withdrawal Age because you make a Non-Excess Withdrawal, we will first pay you any Remaining Annual Benefit Payment in effect at the time the Account Value is reduced to zero (see the Annual Benefit Payment provision). Effective as of your next Contract Anniversary, we will then begin making monthly payments, using the applicable Lifetime Guarantee Rate, to you for the rest of your life.

If your Account Value is reduced to zero due to a withdrawal prior to the Lifetime Withdrawal Age or because you make an Excess Withdrawal, lifetime payments are not available, no further benefits will be payable under this Rider, and this Rider will terminate.

If your Account Value is reduced to zero prior to the Lifetime Withdrawal Age because there are insufficient funds to deduct any Rider Charge from your Account Value, we will begin making monthly payments, using the Lifetime Guarantee Rate that corresponds to the Lifetime Withdrawal Age, specified on the Rider Schedule, to you for the rest of your life.

If your Account Value is reduced to zero after the Lifetime Withdrawal Age because there are insufficient funds to deduct any Rider Charge from your Account Value, we will begin making monthly payments, using the applicable Lifetime Guarantee Rate, to you for the rest of your life.

While we are making Annual Benefit Payments after the Account Value is reduced to zero, no death benefit will be paid.

The Annual Benefit Payment may be paid at any other frequency acceptable to you and us, but not less frequently than annually, and will be equal to the Annual Benefit Payment divided by the number of payments per year.

You may elect to have your Annual Benefit Payments paid for the life of you and your spouse, provided your spouse meets the Minimum Spousal Age requirement, specified on the Rider Schedule, using the applicable Joint Lifetime Guarantee Rate.

                           ALLOCATIONS AND TRANSFERS

While this Rider is in force, all allocations and transfers must be made in accordance with the Allocations and Transfers Requirements specified on the Rider Schedule.

If you choose to allocate a Purchase Payment to an EDCA Account, then the entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated in accordance with the Allocations and Transfers Requirements specified on the Rider Schedule.

You may change your Purchase Payment allocation instructions at any time upon Notice to us, provided that such instructions meet the Allocations and Transfers Requirements specified on the Rider Schedule. Future Purchase Payment allocations, EDCA Account transfer allocations, and rebalancing will be made in accordance with your revised allocation instructions.

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Any transfer request must result in an Account Value that meets the Allocations and Transfers Requirements specified on the Rider Schedule. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

We will determine whether a Subaccount or any other accounts included by rider are available for allocations and transfers.

We may change the classification of a Subaccount, or any other accounts included by rider, in the event a Subaccount or its underlying investment option, or any other accounts included by rider, is added, deleted, substituted, merged or otherwise reorganized. In that case, any change in classification will only take effect as to your Contract in the event you make a new Purchase Payment or request a transfer among Subaccounts or any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Subaccounts or any other accounts included by rider.

                                  REBALANCING

Rebalancing will be made in accordance with your most recent Purchase Payment allocation among the Subaccounts or any other accounts included by rider according to the Allocations and Transfers Requirements and the Rebalancing Requirements specified on the Rider Schedule.

Any rebalancing will be made on the 1/st/ day of the following month if a rebalancing date occurs on the 29/th/, 30/th/ or 31/st/ of a month. In addition, if a rebalancing date is not a Business Day, the reallocation will occur on the next Business Day.

Rebalancing will also occur on the date when a subsequent Purchase Payment is received if accompanied by new allocation instructions (in addition to the rebalancing frequency in effect).

Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                                 RIDER CHARGE

As of the close of the Business Day on each Contract Anniversary, the Rider Charge will be deducted from your Account Value. The Rider Charge is equal to the Rider Fee Rate multiplied by the Benefit Base on such Contract Anniversary (after applying any Rollup Rate, and before taking into account any Automatic Step-Up occurring on such Contract Anniversary, and before any other transactions are processed).

The initial Rider Fee Rate is specified on the Rider Schedule. The Rider Fee Rate may only be changed due to an Automatic Step-Up. The Rider Fee Rate will never exceed the Maximum Rider Fee Rate. The Rider Fee Rate will not decrease.

If this Rider terminates (except for a termination under (c), (d) or (f) under the Termination of Rider provision upon which the Rider Charge is waived), a pro rata portion of the Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of termination.

The Rider Charge will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by rider) in the ratio the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

                                 CANCELLATION

You may elect to cancel this Rider by giving Notice to us during the Cancellation Window Periods, if any, specified on the Rider Schedule. Upon receipt of such Notice, in accordance with our administrative procedures, a cancellation during a Cancellation Window Period will take effect at the end of the Business Day the Notice is received. If cancelled, this Rider will terminate and we will no longer deduct any Rider Charge and the allocation requirements described in the Allocations and Transfers provision and the Rebalancing provision will no longer apply.

GUARANTEED PRINCIPAL ADJUSTMENT
If such cancellation occurs after the Guaranteed Principal Adjustment Eligibility Date, specified on the Rider Schedule, and if (a) exceeds (b), as defined below, then upon cancellation, an amount equal to (a) - (b), referred to as a "Guaranteed Principal Adjustment", will be added to the Account Value. The Guaranteed Principal Adjustment will be

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added to each applicable Subaccount, or any other accounts included by rider, in the ratio that the Account Value in such Subaccount, or any other account, bears to the total Account Value in all Subaccounts, or any other accounts included by rider.

    (a)Guaranteed Principal Adjustment Accumulation Amount specified on the Rider Schedule.

    (b)The Account Value on the date of cancellation.

The Guaranteed Principal Adjustment will never be less than zero.

                             TERMINATION OF RIDER

This Rider will terminate upon the earliest of:

    (a)The date you make a withdrawal and your Account Value is reduced to zero (see the Effect of the Account Value Reducing to Zero provision);

    (b)The date there are insufficient funds to deduct any Rider Charge from your Account Value (see the Effect of the Account Value Reducing to Zero provision);

    (c)Death of the Owner or Joint Owner or the Annuitant if the Owner is a non-natural person unless continued under the Spousal Continuation provision;

    (d)Death of the Owner after Spousal Continuation as described in (c) (this Rider will not terminate upon the first Spousal Continuation of the Contract, however, this Rider will terminate upon any subsequent Spousal Continuations of the Contract.);

    (e)The date you annuitize any portion of your Account Value and begin Income Payments;

    (f)The effective date of the cancellation of this Rider;

    (g)Upon a change in ownership (or assignment) of the Contract unless:

          i. The new Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner's lifetime, etc.); or

          ii.The assignment is for an exchange under Section 1035 of the Code
             (i.e., this Rider may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

    (h)Termination of the Contract to which this Rider is attached.

                             SPOUSAL CONTINUATION

Provided your spouse meets the Minimum Spousal Age requirement specified on the Rider Schedule, if your spouse continues the Contract under the spousal continuation provisions of the Contract, and this Rider is in effect at the time of the continuation, then the same terms and conditions that applied to the Owner under this Rider will continue to apply to the surviving spouse, and the surviving spouse is guaranteed to receive the Annual Benefit Payment each year for the remainder of his or her life, as described under the Effect of the Account Value Reducing to Zero provision, provided this Rider is not terminated or cancelled (see the Termination of Rider provision).

If no withdrawal has been made after the Lifetime Withdrawal Age and the Contract has been continued under Spousal Continuation, then the first withdrawal by the new Owner after the Lifetime Withdrawal Age will determine the Withdrawal Rate for the Contract.

If a withdrawal has been made after the Lifetime Withdrawal Age by the Owner prior to the Owner's death, then the Withdrawal Rate that applies after Spousal Continuation will be the same as the Withdrawal Rate in effect prior to Spousal Continuation.

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This Rider will not terminate upon the first Spousal Continuation of the Contract provided your spouse meets the Minimum Spousal Age requirement specified on the Rider Schedule. This Rider will terminate upon any subsequent Spousal Continuations of the Contract. This Rider will terminate if your spouse does not meet the Minimum Spousal Age requirement.

If this Rider is continued under Spousal Continuation and the Account Value is subsequently reduced to zero because of a Non-Excess Withdrawal, or because there are insufficient funds to deduct any Rider Charge from the Account Value, we will make lifetime payments using the applicable Single Lifetime Guarantee Rate to your spouse (the new Owner) for the rest of his or her life.

                                    REPORTS

While this Rider is in effect, at least once each calendar year we will include the following information in a report:

    (a)The Guaranteed Principal Adjustment Accumulation Amount; and
    (b)Before the first Annual Benefit Payment is taken, the Benefit Base, Death Benefit Base, and the Annual Benefit Payment for the earliest Lifetime Withdrawal Age; and
    (c)After the first Annual Benefit Payment is taken, the Annual Benefit Payment.

                                 DEATH BENEFIT

An additional death benefit is calculated, equal to the Death Benefit Base as described below. If this death benefit amount is greater than the death benefit amount provided under your Contract or any other death benefit amount included by rider, then the Death Benefit Base will be paid instead of the death benefit provided under your Contract or any other death benefit included by rider.

DEATH BENEFIT BASE
The Death Benefit Base is an amount used to determine your death benefit, and is also the amount to which the Death Benefit Fee Rate, specified on the Rider Schedule, is applied.

As of the Rider Issue Date, the initial Death Benefit Base is equal to the Initial Benefit Base. The Death Benefit Base will be increased by the amount of each Purchase Payment made, and reduced for all withdrawals as described below.

Upon an Owner's death, and with a claim received in accordance with our administrative procedures, the death benefit paid is the greater of the Death Benefit Base and the death benefit calculated under your Contract, or any other death benefit included by rider.

THE DEATH BENEFIT BASE CANNOT BE WITHDRAWN IN A LUMP SUM.

EFFECT OF WITHDRAWALS ON THE DEATH BENEFIT BASE
Any withdrawal that occurs prior to the Lifetime Withdrawal Age will trigger a Proportional Adjustment to the Death Benefit Base.

After the Lifetime Withdrawal Age, the Death Benefit Base will be reduced for all withdrawals. The Death Benefit Base will be reduced for any Non-Excess Withdrawal by the amount of the withdrawal. An Excess Withdrawal, and any subsequent withdrawals that occur in that Contract Year, triggers a Proportional Adjustment to the Death Benefit Base.

EFFECT OF THE ROLLUP RATE ON THE DEATH BENEFIT BASE
On each Contract Anniversary on or before the Rollup Rate Period End Date specified on the Rider Schedule, if no withdrawals occurred in the previous Contract Year, the Death Benefit Base will be increased by an amount equal to the Rollup Rate, specified on the Contract Schedule, multiplied by the Death Benefit Base before such increase.

On each Contract Anniversary on or before the Rollup Rate Period End Date, specified on the Rider Schedule, if a withdrawal occurred in the previous Contract Year, the Death Benefit Base will not be increased by the Rollup Rate.

The Death Benefit Base will not be increased by the Rollup Rate after the Rollup Rate Period End Date.

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The Death Benefit Base may also increase due to an Automatic Step-Up. The Rollup Rate, if applicable, is applied before deducting any Rider Charge and before taking into account any Automatic Step-Up occurring on such Contract Anniversary.

EFFECT OF AN AUTOMATIC STEP-UP ON THE DEATH BENEFIT BASE
If an Automatic Step-Up (see the Automatic Step-Up provision) increases the Benefit Base to the Account Value on the date of the Automatic Step-Up, the Death Benefit Base will also increase to the Account Value, after deducting any Rider Charge but prior to processing any transactions, on such date.

If such Automatic Step-Up occurs, the Death Benefit Fee Rate may increase to a rate we determine does not exceed the Maximum Death Benefit Fee Rate, as specified on the Rider Schedule, provided that this rate will not exceed the rate currently applicable to the same Rider with the same benefits, if available, for new contract purchases at the time of Automatic Step-Up. If the Death Benefit Fee Rate currently applicable to such Automatic Step-Up is less than or equal to your Death Benefit Fee Rate, your rate will not change.

EFFECT OF THE ACCOUNT VALUE REDUCING TO ZERO
In the event the Account Value is reduced to zero for any reason, the Death Benefit will terminate.

EFFECT OF RIDER CANCELLATION OR TERMINATION
If this Rider is cancelled or terminated as described under Termination of Rider provision, the Death Benefit will terminate.

EFFECT OF SPOUSAL CONTINUATION ON THE DEATH BENEFIT BASE
The Death Benefit Base and Death Benefit Fee Rate will continue to apply after Spousal Continuation (see the Spousal Continuation provision). This Rider will not terminate upon the first spousal continuation of the Contract, however, this Rider will terminate upon any subsequent spousal continuations of the Contract.

DEATH BENEFIT RIDER CHARGE
As of the close of the Business Day on each Contract Anniversary, the Death Benefit Rider Charge will be deducted from your Account Value. The Death Benefit Rider Charge is equal to the Death Benefit Fee Rate multiplied by the Death Benefit Base on such Contract Anniversary (after applying any Rollup Rate, and before taking into account any Automatic Step-Up occurring on such Contract Anniversary, and before any other transactions are processed). If the Death Benefit Base is reduced to zero due to a withdrawal and the Death Benefit has not terminated, the Death Benefit Rider Charge will not be deducted; however, if the Death Benefit Base is later increased due to a subsequent Purchase Payment and/or an Automatic Step-Up, the Death Benefit Rider Charge will be applied beginning on the next Contract Anniversary.

The initial Death Benefit Fee Rate is specified on the Rider Schedule. The Death Benefit Fee Rate may only be changed due to an Automatic Step-Up (see the Effect of an Automatic Step-Up on the Death Benefit Base provision). The Death Benefit Fee Rate will never exceed the Maximum Death Benefit Fee Rate. The Death Benefit Fee Rate will not decrease.

If the Rider terminates (except for a termination due to death or cancellation), a pro rata portion of the Death Benefit Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of termination.

The Death Benefit Rider Charge will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by rider) in the ratio the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

                                 MATURITY DATE

If this Rider is in effect and you have reached the Maturity Date of your Contract, and we do not agree to defer the Maturity Date of your Contract, we will make an additional Annuity Option available to you that will pay you the Annual Benefit Payment for as long as you live.

                           COMPLIANCE WITH TAX CODE

This Rider will be interpreted and administered in accordance with
Section 72(s) or Section 401(a)(9) of the Code (including Section 401(a)(9)(B) of the Code) and the regulations thereunder as applicable.

We reserve the right to amend this Rider and accelerate distributions where necessary to comply with the Code (including, but not limited to Section 72(s) of the Code or Section 401(a)(9) of the Code).

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Brighthouse Life Insurance Company has caused this Rider to be signed by its Secretary.

/s/ D. Burt Arrington

SECRETARY

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